           NEITHER THIS DEBENTURE NOR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS DEBENTURE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR OTHERWISE QUALIFIED UNDER ANY STATE OR OTHER SECURITIES LAW, AND NEITHER MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND REGISTERED OR OTHERWISE QUALIFIED UNDER ANY APPLICABLE STATE OR OTHER SECURITIES LAW OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED, EXCEPT AS PROVIDED HEREIN.

                            12% CONVERTIBLE DEBENTURE

 $3,000,000                                                    DECEMBER 28,1999

         FOR VALUE RECEIVED, U.S. RealTel, Inc., an Illinois corporation having its principal place of business at 555 West Madison Street, Atrium Level South, Chicago, Illinois 60661 (the "Company"), hereby promises to pay to the order of Brandywine Operating Partnership, L.P., a Delaware limited partnership (the "Holder"), at the place designated by the Holder, the principal amount of Three Million Dollars ($3,000,000) (or such lesser amount as shall have been loaned to the Company by the Holder pursuant to the Purchase Agreement defined below) and to pay interest thereon on the terms set forth below. This 12% Convertible Debenture (this "Debenture") is being delivered pursuant to the terms of that certain Securities Purchase Agreement dated December 28, 1999 between the Company and the Holder (the "Purchase Agreement"). All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

         1. PAYMENTS OF INTEREST AND PRINCIPAL. Interest shall accrue on the outstanding principal balance hereof at a rate equal to twelve percent (12%) per annum, payable quarterly in arrears, on the first day of each January, April, July and October, commencing April 1, 2000 and continuing until the Maturity Date (as defined below) at which time the principal balance and all accrued but unpaid interest shall be paid in full. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

         The Company agrees to pay interest (computed on the same basis as set forth above) on overdue principal and on any overdue installment of interest at the stated rate plus 3% per annum until paid. Notwithstanding the foregoing, the Company shall not be required to pay interest in excess of the maximum rate permitted by applicable law, and any payment in excess of such maximum rate shall be credited against principal or refunded to the Company.

         All payments of principal and interest shall be made by the Company in lawful money of the United States of America by wire transfer to an account designated by the Holder; provided that the Holder may, from time to time, upon twenty (20) days prior written notice to the Company, elect to receive one or more installments of interest payable hereunder in duly authorized, validly issued, fully paid and nonassessable shares of Common Stock, with each share valued at $6.50 (subject to proportionate adjustment in the event of a split or reverse split of the Common Stock or dividend on the Common Stock payable in shares of Common Stock).

         The term "Maturity Date" shall mean the earlier of (i) July 1, 2001 or (ii) completion by the Company of an underwritten public offering of Common Stock registered under the Act which yields net proceeds to the Company of at least $10,000,000 (a "Qualified Offering"); provided that if the Company has not completed a qualified Offering by July 1, 2001, it may, by providing the Holder with written notice no later than 5:00 p.m. on July 1, 2001 (an "Extension Notice"), extend the Maturity Date to the earlier of
(i) October 1, 2001 or (ii) completion by the Company of a Qualified Offering. If the Company provides the Holder with an Extension Notice then the per share Exercise Price of the Warrants issued to the Holder pursuant to the Purchase Agreement shall, as provided in the Warrants, automatically be reduced by $1.50 from the per share Exercise Price then in effect (with such $1.50 reduction being subject to proportionate adjustment in the event of a split or reverse split of the Common Stock or dividend on the Common Stock payable in shares of Common Stock).

         Upon satisfaction of the conditions contained in Section 5(b) hereof, the Company shall have the right to prepay the principal amount hereof prior to the Maturity Date.

         2. DEFAULT AND REMEDIES. The Company agrees that (a) if any interest is not paid within five (5) days of the date on which the same is payable,
(b) should there be any breach by the Company in any material respect of any representation, warranty or covenant set forth in the Purchase Agreement and such breach remains uncured for a period of ten (10) business days following the Company's receipt of written notice of such breach or (c) (i) if an event of default occurs under that certain $1,500,000 Convertible Promissory Note dated September 24, 1999 (the "September Note") issued by the Company and the holder thereof accelerates the maturity thereof or (ii) if the principal balance of the September Note is not repaid or converted into shares of Common Stock on the terns set forth therein at the maturity date thereof (each an "Event of Default"), the principal sum of this Debenture, with all accrued interest thereon, shall, at the option of the Holder, become and be due and payable immediately.

         3. ACCELERATION OPTION. Upon (a) the acquisition by a Person or group of Persons acting in concert of beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of more than fifty percent (50%) of the outstanding shares of Common Stock; (b) a sale, conveyance, exchange or transfer to another Person not owned or controlled by the Company of all or substantially all of the assets of the Company; (c) a merger or consolidation of the Company with one or more other Persons; or (d) the merger or consolidation of one or more Persons into or with the Company, if, in the case of (c) or (d), the shareholders of the Company prior to such merger or consolidation do not retain at least a majority of the voting power of the Company or surviving Person, as the case may be, the principal sum due hereunder, with all accrued interest thereon, shall, at the option of the Holder, become and be due and payable immediately. The Holder may exercise such acceleration right at any time prior to the later of (i) consummation of any such event and (ii) the Holder's receipt of written notice from the Company advising the Holder of the pending or completed consummation of such event.

         4. TRANSFER. This Debenture and the rights granted to the Holder are transferable, in whole or in part, upon surrender of this Debenture, together with an executed instrument of assignment, at the address of the Company specified in Section 8 hereof. Until due presentment for registration of transfer on the books of the Company, the Company may treat the

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

registered holder hereof as the owner hereof for all purposes, and the Company shall not be affected by any notice to the contrary. The Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Debenture furnish to the Company a written opinion of counsel, in form, substance and scope customary to opinions typically delivered in transactions of this nature, to the effect that such transfer may be made without registration under the Act and under applicable state securities laws; provided that no such opinion shall be required if the transferee is a direct or indirect subsidiary of Brandywine Operating Partnership, LP: or Brandywine Realty Services Corporation.

         5. CONVERSION.

                  (a) OPTIONAL CONVERSION. The Holder shall have the right, at the Holder's option, at any time and from time to time prior to repayment of all amounts due under this Debenture, to convert all or any portion of the outstanding principal amount of this Debenture into that number of shares (the "Conversion Shares") of Common Stock equal to the quotient obtained by dividing the principal amount of this Debenture being converted by a conversion price equal initially to $7.50 per share (the "Conversion Price"), which Conversion Price shall be subject to adjustment as set forth in Section 6.

                  (b) PREPAYMENT. At such time and from time to time as (i) a public market for the Common Stock exists and (ii) the Market Price (as defined below) of the Common Stock has equaled or exceeded 120% of the then effective Conversion Price for twenty (20) out of thirty (30) consecutive Trading Days (as defined below), the Company shall have the right to prepay this Note without premium or penalty on not less than thirty (30) days' prior written notice to the Holder (the last day of such thirty (30) day period being referred to as the "Prepayment Date"). Upon receipt of such prepayment notice, the Holder shall have the option, at its sole election, by providing the Company with written notice thereof prior to the Prepayment Date, to convert all or any portion of the outstanding principal of this Debenture into Conversion Shares at the Conversion Price. The term "Market Price" shall mean, for any given Trading Day, the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the NASDAQ National Market System or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Eastern Edition of The WALL STREET JOURNAL or, if not reported in THE WALL STREET JOURNAL, as reported by Bloomberg. The term "Trading Day" means a day on which banks in Chicago, Illinois are open and on which at least 1,000 shares of Common Stock are traded between unaffiliated persons or entities.

                  (c) CONVERSION PROCEDURE. In order to exercise the conversion right set forth in Sections 5(a) and 5(b), the Holder shall surrender this Debenture, duly endorsed (or, in the event that such Debenture has been lost, stolen or destroyed, the Holder shall execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it resulting from the fact that such Debenture has been lost, stolen or destroyed) to the Company at its address set forth in Section 8 hereof, together with written notice that the Holder elects to convert this Debenture or the portion thereof specified in said notice. As promptly as practicable after the surrender of this Debenture as aforesaid, in full or in part, and in any event within ten (10) days thereafter, the Company, at its expense, shall issue and deliver to the Holder a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of this Debenture or portion thereof registered in the name of the Holder and a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided below. In case this Debenture shall be surrendered for partial conversion, the Company shall execute and deliver to the Holder, without charge, a new Debenture in an aggregate principal amount equal to the unconverted portion of the surrendered Debenture, provided that, except for the amount of shares into which the new Debenture may be converted, the new Debenture shall have all of the same terms and conditions as this Debenture.

                  (d) EFFECTIVE DATE OF CONVERSION. Each conversion pursuant to Section 5(a) hereof shall be deemed to have been effected immediately prior to the close of business on the day on which this Debenture shall have been surrendered, as aforesaid, and the Holder shall be deemed to have become on said date the holder of record of the shares of Common Stock issuable upon such conversion.

                  (e) FULLY PAID SHARES. All shares of Common Stock issued upon conversion of all or any portion of this Debenture shall be duly authorized, validly issued, fully paid, non-assessable, and free and clear of all claims, liens or encumbrances and, if any other outstanding shares of Common Stock are then listed on a national or regional securities exchange, will be so listed.

                  (f) NO FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of this Debenture. If any fractional share of Common Stock would be issuable upon the conversion of this Debenture, then the Company shall make an adjustment therefor in cash at the Conversion Price.

                  (g) ACCRUED INTEREST. Upon any conversion of this Debenture, or any portion hereof, appropriate cash adjustment shall be made, for or on account of any interest accrued hereon on such portion. Such accrued interest shall be paid in cash or, at the option of the Holder, in shares of Common Stock valued as provided in Section 1.

         6. ADJUSTMENTS. The Conversion Price and the number of shares of Common Stock purchasable upon conversion of this Debenture are subject to adjustment from time to time as follows:

                  (a) INCURRENCE OF CERTAIN INDEBTEDNESS. In the event that the Company, directly or through a Subsidiary, hereafter incurs, assumes or guaranties any Indebtedness (as defined below) that does not constitute Eligible Indebtedness (as defined below), the Conversion Price shall, as of the date of the incurrence or guaranty, decrease automatically to $1.00 less than the Conversion Price in effect immediately prior to such incurrence or guaranty (with such $1.00 decrease being subject to proportionate adjustment in the event of a split or reverse split or dividend on the Common Stock payable in shares of Common Stock prior to any such decrease). As used herein, (i) the term "Indebtedness" means indebtedness for borrowed money and
(ii) the term "Eligible Indebtedness" means Indebtedness which is (a) Indebtedness incurred after the date hereof to refinance Indebtedness outstanding on the date hereof (provided that the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness being refinanced), (b) Indebtedness which, by its terms and except for scheduled interest, is not entitled to be repaid (other than by the issuance of the Company's non-redeemable equity securities or equity securities that are not subject to redemption prior to payment in full or conversion in full of this Debenture including accrued interest) prior to payment in full or conversion in full of this Debenture, including accrued interest, (c) Indebtedness the proceeds of which are used exclusively to acquire property that secures repayment of such Indebtedness and which Indebtedness is otherwise non-recourse to the assets and credit of the Company and it Subsidiaries or (d) Indebtedness incurred, assumed or guaranteed after the date hereof which, together with all other Indebtedness incurred, assumed or guaranteed after the date hereof, does not exceed, in the aggregate, $1,500,000 (exclusive of Indebtedness that falls within any of clauses (a), (b) or (c)).

                  (b) STOCK DIVIDEND, SPLIT OR SUBDIVISION OF SHARES. If the number of shares of Common Stock outstanding at anytime after the date hereof is increased or deemed increased by a stock dividend payable in shares of Common Stock or other securities convertible into or exchangeable for shares of Common Stock ("Equivalents") or by a subdivision or split-up of shares of Common Stock or Equivalents (other than a change in par value, from par value to no par value or from no par value to par value), then, following the effective date fixed for the determination of holders of Common Stock or Equivalents entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be proportionately decreased (but in no event shall the Conversion Price be decreased below the par value of the Common Stock issuable upon conversion of this Debenture).

                  (c) COMBINATION OF SHARES. If, at any time after the date hereof, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock (other than a change in par value, from par value to no par value or from no par value to par value), then, following the effective date for such combination, the Conversion Price shall be proportionately increased.

                  (d) REORGANIZATIONS. CONSOLIDATIONS, ETC. In the event, at any time after the date hereof, of any capital reorganization, or any reclassification of the capital stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another Person (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any change in the powers, designations, preferences and rights, or the qualifications, limitations or restrictions, if any, of the capital stock of the Company as amended from time to time) or of the sale or other disposition of all or substantially all the properties and assets of the Company in its entirety to any other Person (any such transaction, an "Extraordinary Transaction"), then this Debenture, if not repaid in full at the time of such Extraordinary Transaction pursuant to Section 3 hereof, shall be convertible into the kind and number of shares of stock or other securities or property of the Company, or of the Person resulting from or surviving such Extraordinary Transaction, that a holder of the number of shares of Common Stock deliverable (immediately prior to the effectiveness of the Extraordinary Transaction) upon conversion of this Debenture would have been entitled to receive upon such Extraordinary Transaction, provided that following any such Extraordinary Transaction provision is made to

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

continue the application of the adjustments contained in this Section 5 as nearly as reasonably may be.

                  (e) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Company at its own expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each the holder hereof a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any such holder, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Conversion Price at the time in effect; and (iii) the number of shares that at the time would be received upon the conversion of this Debenture.

         7. NOTICES. In case at any time:

                  (a) the Company shall declare any cash dividend upon its Common Stock;

                  (b) the Company shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution (other than cash dividends) to the holders of Common Stock;

                  (c) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                  (d) there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another Person; or

                  (e) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give the Holder (i) at least 10 business days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 10 business days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

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

         8. COMMUNICATIONS. All notices or requests to be given pursuant to this Debenture must be in writing and may be given as follows:

         The Company:

                  US RealTel, Inc.
                  555 West Madison Street
                  Atrium Level South
                  Chicago, IL 60661
                  Attention: Ilene Dobrow Davidson, Esq.
                  Telephone: 312-775-8900
                  Telecopier. 312-756-9016

         with a copy to:

                  Sachnoff & Weaver
                  30 South Wacker Drive
                  29th Floor
                  Chicago, IL 60606-7478
                  Attention: Seth M. Hemming, Esq.
                  Telephone: 312-207-1000
                  Telecopier: 312-207-6400

         If to the Holder:

                  Brandywine Realty Trust
                  14 Campus Boulevard
                  Suite 100
                  Newtown Square, PA 19073
                  Attention: Gerard H. Sweeney
                  Telephone: 610-325-5600
                  Telecopier: 610-325-5622

         with a copy to:

                  Brandywine Realty Trust
                  14 Campus Boulevard
                  Suite 100
                  Newtown Square, PA 19073
                  Attention: Brad A. Molotsky, Esq.
                  Telephone: 610-325-5600
                  Telecopier. 610-325-5622


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

         with an additional copy to:

                  Pepper Hamilton LLP
                  3000 Two Logan Square
                  18th and Arch Streets
                  Philadelphia, PA 19103
                  Attention: Michael H. Friedman, Esq.
                  Telephone: 215-981-4563
                  Telecopier: 215-981-4750

         Any notice shall be deemed to have been given if personally delivered or sent by United States mail or by commercial courier or delivery service or by telecopier or telegram and shall be deemed received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, three business days after deposit in the mail, postage prepaid
(ii) if sent by United States Express Mail or by commercial courier or delivery services, on business day after delivery to a United States Post Office or delivery service, postage prepaid, (iii) if sent by telecopier or telegram, when receipt is acknowledged by answerback, and (iv) if delivered by hand, on the date of the receipt.

         9. COMPANY'S WAIVERS. The Company, to the extent permitted by law, waives and agrees not to assert or take advantage of any of the following:
(a) acceptance or notice of acceptance of this Debenture by the Company; (b) presentment and/or demand for payment of this Debenture or any indebtedness or obligations hereby promised; and (c) protest and notice of dishonor with respect to this Debenture or any indebtedness or performance of obligations arising hereunder.

         10. GOVERNING LAW. This Debenture shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of law principles.

         11. HEADINGS. The Section headings of this Debenture are inserted for convenience only and do not constitute a pact of this Debenture.

             IN WITNESS WHEREOF, the Company, intending to be legally bound hereby, has caused this Debenture to be duly executed effective as of the day and year first above written.

                                            U.S. REALTEL, INC.

                                            By:  /s/ Perry H. Ruda
                                               -----------------------------
                                                 Name:  Perry H. Ruda
                                                 Title: Chairman


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